Exhibit 4.1

FINAL FORM

MONOCLE HOLDINGS INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, [●], does hereby certify that:

1.	I am the Secretary of Monocle Holdings Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 5,000,000 shares of preferred stock, par value $ 0.0001 per share, none of which has been issued prior to the date hereof.

3.	The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation (the “Charter”) provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, par value $ 0.0001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, and the number of shares of such series; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the powers, preferences, rights, qualifications, limitations, restrictions and other matters relating to a series of shares of preferred stock, which shall initially consist of 500,000 shares of preferred stock that the Corporation has the authority to issue as Series A Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Article I

Designation and Form

The shares of such series shall be designated “Series A Convertible Preferred Stock” and the number of shares constituting such series shall initially be 500,000 (the “Series A Preferred Stock”).  Subject to the terms and conditions set forth in Article VI, the number of shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares of Series A Preferred Stock then issued and outstanding) by (a) further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the applicable provisions of the DGCL stating that such increase, or decrease, as applicable, has been so authorized. Series A Preferred Stock will be evidenced in book-entry form and shall not be certificated.

Article II

Currency

All shares of Series A Preferred Stock shall be denominated in United States dollars, and all payments and distributions thereon or with respect thereto shall be made in United States dollars.  All references herein to “$” or “dollars” refer to United States dollars.

Article III

Ranking

The Series A Preferred Stock shall, with respect to dividend rights and rights upon a Liquidation Event, rank:

A.                senior to each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event, including the shares of common stock of the Corporation, par value $ 0.0001 per share (the “Common Stock”) (all such Capital Stock, including the Common Stock, collectively, the “Junior Stock”);

B.                 on a parity basis with each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Parity Stock”); and

C.                 junior to each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Senior Stock”).

The Series A Preferred Stock shall, with respect to dividend rights and rights upon a Liquidation Event, rank junior to any and all existing or future claims in respect of Indebtedness of the Corporation or any of its Subsidiaries.

Article IV

Dividends

A.                Each share of Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of any funds legally available therefor, cumulative dividends in an amount equal to (i) 5.00% per annum of the Stated Value of such share as of the Record Date for such dividend (such rate per annum, as may be adjusted pursuant to the terms and conditions hereof, the “Dividend Rate”; each such dividend on the Series A Preferred Stock, a “Regular Dividend” and, collectively, the “Regular Dividends”), and (ii) on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and declared by the Board of Directors on the issued and outstanding shares of Common Stock in an amount determined by assuming that the number of shares of Common Stock into which such share of such Series A Preferred Stock could be converted pursuant to Section (C) of Article VII on the applicable Record Date for such dividend or distribution on the Common Stock were issued to, and held by, the Holder of such share of Series A Preferred Stock on such Record Date (each such dividend on the Series A Preferred Stock pursuant to this clause (ii), a “Participating Dividend” and, collectively, the “Participating Dividends” and, together with the Regular Dividends, the “Dividends”). For purposes of this Certificate of Designations, the term “Stated Value” shall mean $100.00 per share of Series A Preferred Stock, as adjusted pursuant to Sections (C) and (D) of this Article IV, as applicable.

B.                 Regular Dividends shall be payable quarterly in arrears, if, as and when authorized and declared by the Board of Directors, or any duly authorized committee thereof, to the extent not prohibited by law, on March 31, June 30, September 30 and December 31 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual of interest thereon to the actual payment date), commencing on [●], 2020 (each such payment date, a “Regular Dividend Payment Date,” and the period from, and including, the Issue Date to, and including, the first Regular Dividend Payment Date and each such quarterly period thereafter from, but excluding, the immediately preceding Regular Dividend Payment Date to, and including, the next occurring Regular Dividend Payment Date, a “Regular Dividend Period”). The amount of Regular Dividends payable in respect of each share of Series A Preferred Stock for any period shall be computed on the basis of a 360-day year consisting of twelve thirty-day months. Regular Dividends shall begin to accrue from the Issue Date whether or not declared and whether or not the Corporation has assets legally available to make payment thereof, at a rate equal to the applicable Dividend Rate and, if not declared and paid, shall be cumulative, regardless of whether or not in any Regular Dividend Period there are funds of the Corporation legally available for the payment of such Regular Dividend.  In the event that the Board of Directors has authorized the payment of any Regular Dividend, the Corporation may, in its sole discretion and notwithstanding anything to the contrary in this Certificate of Designations, settle such Regular Dividend in cash out of funds legally available therefor, in-kind pursuant to the terms and conditions of Section (C) of this Article IV, or a combination of cash and in-kind settlement pursuant to the terms and conditions of Section (D) of this Article IV, and the Corporation shall set aside sufficient funds for the portion of any Regular Dividend to be paid in whole or in part in cash before the Board of Directors or any other authorized Person may declare, set apart funds for or pay any dividend on the Junior Stock. Participating Dividends shall be payable as and when paid to the holders of shares of Common Stock (each such date, a “Participating Dividend Payment Date” and, together with a Regular Dividend Payment Date, a “Dividend Payment Date”). Participating Dividends are payable on a cumulative basis once declared, regardless of whether or not there are then funds of the Corporation available for the payment of such Participating Dividend pursuant to law.

C.                 With respect to each share of Series A Preferred Stock, any Regular Dividend or portion thereof in respect of such share of Series A Preferred Stock that has accrued during any applicable Regular Dividend Period but is not paid (in whole or in part) in cash on the applicable Regular Dividend Payment Date (the amount of any accrued and unpaid Regular Dividend with respect to any share of Series A Preferred Stock for any Regular Dividend Period, regardless of whether such Regular Dividend is paid in cash or kind, the “Accrued Dividend Amount” with respect to such share of Series A Preferred Stock for such Regular Dividend Period) shall, regardless of whether or not such Regular Dividend is authorized and declared by the Board of Directors, or whether the Corporation has assets legally available to make payment thereof, be added to the Stated Value of such share of Series A Preferred Stock immediately following the Close of Business on such Regular Dividend Payment Date. Any such addition of the Accrued Dividend Amount in respect of a share of Series A Preferred Stock to the Stated Value of such share of Series A Preferred Stock pursuant to this Section (C) of Article IV is referred to herein as a “PIK Dividend.” The Accrued Dividend Amount in respect of any Regular Dividend Period that is not paid (in whole or in part) in cash shall, without duplication of any prior PIK Dividends (if any), only be added to the Stated Value of such share of Series A Preferred Stock once. Regular Dividends with respect to each share of Series A Preferred Stock shall continue, from and after the date of each PIK Dividend, if any, to accrue in an amount per annum equal to the Dividend Rate (as such amount per annum may be adjusted pursuant to the terms and conditions hereof) of the Stated Value of such share of Series A Preferred Stock as of the relevant Record Date. Notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will not be permitted to make any PIK Dividend election to the extent such election would violate the listing standards of the Principal Stock Exchange; provided, however, that nothing herein will affect the compounding of any Regular Dividend that the Corporation does not pay in cash (which compounding will apply even if the Corporation is otherwise prohibited from electing to make any PIK Dividend pursuant to this sentence).

D.                In the event that the Board of Directors has authorized and declared the payment of a Regular Dividend and the settlement of such Regular Dividend payment in part by payment of cash to each Holder of shares of Series A Preferred Stock and in part pursuant to a PIK Dividend (any such Regular Dividend, a “Cash and PIK Dividend”), the Corporation shall, on the applicable Regular Dividend Payment Date and in respect of each share of Series A Preferred Stock, (i) pay to the Holder thereof an amount of cash equal to the Cash and PIK Dividend Cash Settlement Amount in respect of such share of Series A Preferred Stock, and (ii) add to the Stated Value of such share of Series A Preferred Stock an amount equal to (A) the Accrued Dividend Amount with respect to such share of Series A Preferred Stock for the Regular Dividend Period ending on, and including, such Regular Dividend Payment Date, minus (B) the Cash and PIK Dividend Cash Settlement Amount in respect of such share of Series A Preferred Stock. If the Board of Directors declares a Cash and PIK Dividend, and any portion of the cash payment of such Cash and PIK Dividend per share of Series A Preferred Stock is not paid pursuant to the terms of this Article IV, then such portion shall be added to the Stated Value of such share of Series A Preferred Stock in accordance with the terms of this Section (D) of Article IV.

E.                 In the event that the Board of Directors has authorized and declared the payment of a Participating Dividend, such Participating Dividend shall be paid in a manner consistent with the payments of dividends on the shares of Common Stock. The Corporation will not declare any dividend or distribution on the Common Stock unless, concurrently therewith, the Corporation declares a corresponding Participating Dividend in accordance with Section (A) of this Article IV.

F.                  Except as otherwise provided herein, if at any time the Corporation pays, in cash, less than the total amount of Dividends then accrued, but unpaid, with respect to the shares of Series A Preferred Stock, such cash payment shall be distributed pro rata among the Holders thereof based upon the Stated Value of all shares of Series A Preferred Stock held by each such Holder as of the Record Date for such payment. When Dividends are not paid in full upon the Series A Preferred Stock, all dividends declared on Series A Preferred Stock and any other class or series of Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accrued, but unpaid, Dividends (for the full amount of dividends that would be payable for the most recently completed Regular Dividend Period if dividends were declared in full on non-cumulative Parity Stock) on the Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

G.                Within one Business Day of the Record Date for any Regular Dividend, the Corporation will send written notice to each Holder of shares of Series A Preferred Stock stating (i) whether such Regular Dividend will be paid in cash, by increasing the Stated Value of each share of Series A Preferred Stock pursuant to Section (C) of this Article IV, or pursuant to a Cash and PIK Dividend pursuant to Section (D) of this Article IV, and (ii) if such Regular Dividend will be paid, at least in part, by increasing the Stated Value of a share of Series A Preferred Stock pursuant to Section (C) of this Article IV or pursuant to a Cash and PIK Dividend pursuant to Section (D) of this Article IV, the Stated Value of each share of Series A Preferred Stock immediately before and immediately after the applicable increase.  If the Corporation fails to send such written notice at or before the Close of Business on the Business Day immediately following the Record Date for any Regular Dividend, then the Corporation will be deemed to have irrevocably elected to pay such Regular Dividend solely by increasing the Stated Value of each share of Series A Preferred Stock pursuant to Section (C) of this Article IV.

H.                Subject to the terms and conditions of Articles VII and VIII, for so long as any share of Series A Preferred Stock remains issued and outstanding, from and after the time, if any, that the Corporation shall have failed to satisfy any accrued, but unpaid, Regular Dividend for all prior Regular Dividend Periods in accordance with the terms and conditions of this Article IV or failed to pay or distribute, as applicable, any unpaid Participating Dividend in accordance with the terms and conditions of this Article IV, no dividend shall be declared, paid or set apart for payment, and no other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Stock) by the Corporation, directly or indirectly, until (i) the unpaid Accrued Dividend Amount for all prior Regular Dividend Periods, together with the amount of all unpaid Participating Dividends, if any, with respect to each share of Series A Preferred Stock shall have been paid in full, or (ii) all such Dividends have been or contemporaneously are declared and a sum sufficient for the payment of such Accrued Dividend Amount together with any unpaid Participating Dividend with respect to each share of Series A Preferred Stock has been or is set aside for the benefit of the Holders, in each case without the prior written consent of the Majority Holders; provided, however, that the foregoing limitation shall not apply to:

1.	purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries;

2.	an exchange, redemption, reclassification or conversion of any class or series of Junior Stock solely for any other class or series of Junior Stock (and cash payments in lieu of issuing fractional shares of such Junior Stock);

3.	any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or ranks equal or junior to such shares;

4.	any distribution, to holders of Junior Stock, of Junior Stock or rights to purchase Junior Stock; or

5.	any dividend in connection with the implementation of a bona fide stockholder rights or similar plan, or a redemption or repurchase of any Junior Stock pursuant to any such stockholder rights or similar plan.

Article V

Liquidation, Dissolution or Winding Up

A.                Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Corporation, subject to the rights of any class or series of Senior Stock and before any distribution or payment shall be made to any holder of any Junior Stock, and subject to Section (C) of this Article V, each Holder shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of:

1.	the sum of (a) the Stated Value with respect to such share, plus (b) any unpaid Participating Dividend with respect to such share as of the date of the liquidating payment, plus (c) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends with respect to such share through, but excluding, the date of the liquidating payment; and

2.	the amount that such Holder would have received had such Holder, as of the commencement of such Liquidation Event, converted each share of Series A Preferred Stock held by such Holder into Conversion Shares (as defined below) pursuant to Section (A) of Article VII using the then applicable Conversion Price (the greater of the applicable amounts referred to in Sections (A)(1) and (A)(2) of this Article V, the “Liquidation Preference”).

B.                 No Holder shall (i) be entitled to any payment in respect of its shares of Series A Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in Section (A) of this Article V, or (ii) have any further right or claim to any of the Corporation’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except as provided in Section (A)(2) of this Article V).

C.                 If, in connection with any liquidating distribution pursuant to Section (A) of this Article V, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the applicable Liquidation Preference payable on the shares of Series A Preferred Stock and the corresponding liquidating distributions payable on the shares of Parity Stock, if any, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective aggregate liquidating distributions that would be payable on all such shares if all amounts payable thereon were paid in full.

D.                For purposes of this Article V, the (i) merger, consolidation, exchange, amalgamation or combination of the Corporation with or into any other entity, (ii) merger, consolidation, exchange, amalgamation or combination of any other entity with or into the Corporation, (iii) sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation or (iv) a Change of Control, in each case, shall not constitute a Liquidation Event.

Article VI

Voting Rights

A.                Except as otherwise required by law, (i) each Holder shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section (A) of Article VII as of the Record Date for the determination of stockholders entitled to vote or consent on the applicable matter(s) or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of such stockholders is first executed, (ii) except as otherwise provided in this Article VI and subject to the requirements of applicable law, the Holders shall be entitled to vote as a single class together with the holders of shares of Common Stock (and, to the extent applicable, with the holders of any other class or series of Capital Stock of the Corporation) on all matters submitted for a vote of or consent by holders of shares of Common Stock with respect to the election of directors) and (iii) each Holder shall be entitled to notice of all meetings of the holders of shares of Common Stock (or of any proposed action by written consent of such holders) in accordance with the Bylaws as if the Holders were holders of shares of Common Stock.

B.                 For so long as any share of Series A Preferred Stock remains issued and outstanding, the Corporation shall not, without first obtaining the written consent of the Majority Holders or the affirmative vote of the Majority Holders at a meeting of all Holders called for that purpose, take any of the following actions:

1.	any change, amendment, alteration or repeal (including as a result of a merger, consolidation, exchange, amalgamation, combination, or other similar or extraordinary transaction) of any provision of the Charter or the Bylaws that would have an adverse effect on the rights, preferences, privileges or voting powers of the shares of Series A Preferred Stock;

2.	any change, amendment, alteration or repeal (including as a result of a merger, consolidation, exchange, amalgamation, combination, or other similar or extraordinary transaction) of any provision of the Charter, or any other action, in each case to authorize (or increase the number of authorized shares of), create, classify, reclassify or issue any Parity Stock (or any additional shares of Series A Preferred Stock) or Senior Stock; or

3.	assume or incur any Indebtedness (or take any other action that would cause the Corporation to become liable for any Indebtedness) that is convertible into or exchangeable for any Capital Stock of the Corporation (or into or for any combination of cash or Capital Stock based on the value of such Capital Stock).

Upon the first date that all shares of Series A Preferred Stock cease to be issued and outstanding, the provisions set forth in the foregoing Sections (B)(1) through (B)(3) of this Article VI shall (unless terminated earlier in accordance with the terms and conditions of any such provision) automatically terminate and be of no further force or effect without the requirement of any additional action by any of the Holders or the Corporation.

C.                 For so long as at least 250,000 shares of Series A Preferred Stock remain outstanding, the Majority Holders shall have the right to elect and appoint one member of the Board of Directors at any meeting of stockholders of the Corporation at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than for the purpose of filling a vacancy or newly created directorship to be filled by the person to be elected by the Majority Holders), voting as a separate class from the holders of shares of Common Stock (and, to the extent applicable, as a separate class from the holders of any other class or series of Capital Stock of the Corporation) or by execution of a written consent in lieu of such vote. Any Person elected or appointed pursuant to this Article VI shall, at all times, serve a one-year term and shall not be designated as a member of any class of directors of the Corporation (it being acknowledged and agreed that such Person shall be a nominee for election at the Corporation’s 2020 annual meeting of stockholders of the Corporation and each subsequent meeting of stockholders of the Corporation at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than a vacancy to be filled by the person to be elected by the Majority Holders)).

D.                In the event of the death, resignation, retirement, disqualification, disability or removal of a director elected or appointed by the Majority Holders, the Majority Holders may, to the extent the Majority Holders have the right to designate a director for nomination pursuant to Section (C) of this Article VI at such time, elect or appoint a replacement designee to fill the resulting vacancy; provided that, if a director elected by the Majority Holders is removed for cause, the replacement designee shall not be the same person who was so removed. Other than for cause, a director elected or appointed by the Majority Holders may not be removed by the Board of Directors or the stockholders of the Corporation without the prior written consent of the Majority Holders.

E.                 For purposes of clarification, any right of election, designation or appointment hereunder by the Majority Holders, as of any time of determination, shall mean a right of election, designation or appointment of such Holders at such time of determination as determined by the written consent, or affirmative vote at a meeting called for that purpose, of the Majority Holders.

F.                  For so long as any share of Series A Preferred Stock remains issued and outstanding, the Holders shall be entitled to vote as a single class on any amendment to this Certificate of Designations that relates solely to the terms of the Series A Preferred Stock and holders of shares of Common Stock shall not be entitled to vote thereon.

G.                For so long as any share of Series A Preferred Stock remains issued and outstanding, any action required or permitted to be taken by the Holders of shares of Series A Preferred Stock may be effected without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Majority Holders and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of holders of any other class or series of Capital Stock of the Corporation are recorded.

Article VII

Conversion

A.                Mandatory Conversion Right of the Corporation. Subject to the terms and conditions of this Article VII (including the conversion procedures set forth in Section (D) of this Article VII), at any time after the Issue Date, if the last sales price of the Common Stock reported has been at least eighteen dollars ($18.00) per share (subject to adjustment consistent with the terms of Article IX hereof), on each of twenty (20) trading days within the thirty (30) consecutive trading-day period ending on the date that the Corporation’s Notice of Mandatory Conversion is sent pursuant to Section (B) of this Article VII, the Corporation shall have the right (but not the obligation) to convert (a “Mandatory Conversion”) all (and not less than all) of the then-issued-and-outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Corporation for any Mandatory Conversion pursuant to this Section (A) of Article VII, the “Mandatory Conversion Date” and the foregoing right of the Corporation, the “Mandatory Conversion Right”). In the case of a Mandatory Conversion, each Holder shall be entitled to receive, in respect of all of such Holder’s shares of Series A Preferred Stock (the number of such shares, a Holder’s “Mandatory Converting Amount”), (i) a number of whole shares of Common Stock equal to the product of (A) such Holder’s Mandatory Converting Amount, multiplied by (B) the quotient of (1) the sum of (x) the Stated Value of one share of Series A Preferred Stock as of the Mandatory Conversion Date, plus (y) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock, as of the Mandatory Conversion Date, plus (z) without duplication of all accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, the Mandatory Conversion Date, divided by (2) the Conversion Price as of the Mandatory Conversion Date, and (ii) cash in lieu of any fractional share of Common Stock otherwise due (but for the requirement to deliver only whole shares) under clause (i), determined in accordance with Section (H) of Article IX; provided, however, that, if the Mandatory Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (aa) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding the Corporation’s exercise of its Mandatory Conversion Right, and (bb) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in clause (i)(B)(1)(x) above or added pursuant to clause (i)(B)(1)(z) above; provided, further, that the Corporation will in no event fix a Mandatory Conversion Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless the Board of Directors shall have authorized and declared such Dividend and the Corporation shall have set aside the full amount of such Dividend due on such Dividend Payment Date.

B.                 Mandatory Conversion Process. If the Corporation elects to effect a Mandatory Conversion, the Corporation shall provide written notice of the Mandatory Conversion to each Holder of shares of Series A Preferred Stock (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Corporation shall be at least five (5) Business Days and not more than fifteen (15) Business Days after the date on which the Corporation provides the Notice of Mandatory Conversion to each such Holder pursuant to this Section (B) of Article VII. The Notice of Mandatory Conversion shall state, as appropriate: (i) the Mandatory Conversion Date selected by the Corporation; (ii) the Conversion Price as in effect on the date of the Notice of Mandatory Conversion; (iii) the number of shares of Common Stock to be issued (and the amount of cash to be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder, calculated in accordance with the Conversion Price referred to in the immediately preceding clause (ii); and (iv) to the extent applicable pursuant to the first proviso in Section (A) of this Article VII, the amount of Dividends to be paid to such Holder on the next Dividend Payment Date. Notwithstanding anything to the contrary in this Article VII, the Corporation may not issue a Notice of Mandatory Conversion or effect a Mandatory Conversion or settle any such conversion unless the Liquidity Conditions are satisfied, as of the date such notice is sent, as of the related Mandatory Conversion Date and as of the date the Mandatory Conversion is settled, with respect to the shares of Common Stock to be issued in connection therewith.

C.                 Optional Conversion Right of the Holders. Subject to the terms and conditions of this Article VII (including the conversion procedures set forth in Section (D) of this Article VII), at any time after the Issue Date, each Holder of shares of Series A Preferred Stock shall have the right, at such Holder’s option, to convert any or all of such Holder’s shares of Series A Preferred Stock (a Holder’s “Optional Conversion Right”, and the total number of shares of Series A Preferred Stock subject to a Holder’s exercise of its Optional Conversion Right (such number, a Holder’s “Optional Converting Amount”)) shall be converted into (i) a number of whole shares of Common Stock equal to the product of (A) such Holder’s Optional Converting Amount, multiplied by (B) the quotient of (1) the sum of (x) the Stated Value of one share of Series A Preferred Stock as of the related Optional Conversion Date, plus (y) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock, as of such Optional Conversion Date, plus (z) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, such Optional Conversion Date, divided by (2) the Conversion Price as of such Optional Conversion Date, and (ii) cash in lieu of any fractional share otherwise due (but for the requirement to deliver only whole shares) under clause (i), determined in accordance with Section (H) of Article IX; provided, however, that, if the applicable Optional Conversion Date for the conversion of any share of Series A Preferred Stock occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the applicable Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding any such Holder’s exercise of its Optional Conversion Right, and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in clause (i)(B)(1)(x) above or added pursuant to clause (i)(B)(1)(z) above.

D.                Conversion Procedures. A Holder must comply with each of the following requirements in order to convert its Optional Converting Amount pursuant to Section (C) of this Article VII:

1.	complete and manually sign the conversion notice substantially in the form of Annex A attached hereto (the “Notice of Conversion”), and deliver such Notice of Conversion to the Conversion Agent, with a copy thereof sent to the Corporation in accordance with Article XI;

2.	if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

3.	if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to this Certificate of Designations.

The “Optional Conversion Date” shall mean each date on which a Holder complies with the procedures set forth in this Section (D) of Article VII.

E.                 Effect of Conversion. Except to the extent provided in the proviso to Section (A) of this Article VII or in the proviso to Section (C) of this Article VII, effective immediately as of to the Close of Business on the Mandatory Conversion Date or the Optional Conversion Date, as applicable, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

F.                  Record Holder of Securities Underlying a Conversion or Redemption; Settlement of Conversion Shares. The Holder of shares of Series A Preferred Stock subject to any exercise of (i) the Corporation’s Mandatory Conversion Right or (ii) a Holder’s Optional Conversion Right, in each case, entitled to receive the shares of Common Stock issuable upon such conversion or redemption (such shares of Common Stock, the “Conversion Shares”) shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on the Mandatory Conversion Date or the Optional Conversion Date, respectively; provided, however, that such Holder may identify one or more other Persons to receive such Conversion Shares in connection with any such conversion or redemption in such Holder’s Notice of Conversion (or, in the case of a Mandatory Conversion, in a written notice sent to the Corporation no later than the Business Day immediately following the related Mandatory Conversion Date) or documentation necessary to consummate such redemption duly submitted to the Conversion Agent or the Corporation, as applicable. In the case of a conversion, as promptly as practicable on or after the applicable Mandatory Conversion Date or Optional Conversion Date (and in no event later than the third Trading Day thereafter), the Corporation shall issue to such record holder(s) the number of whole Conversion Shares issuable upon such conversion (and deliver payment of cash in lieu of any fractional share of Common Stock otherwise due (but for the requirement to issue only whole shares), as determined in accordance with Section (H) of Article IX).  In each case of any exercise of the Corporation Redemption Right (to the extent, if any, that the Corporation shall elect to issue shares of Common Stock pursuant to such redemption), the related Conversion Shares will be issued on the related Corporation Redemption Date. Conversion Shares shall not be certificated and shall be registered in the name of DTC’s nominee and delivered to the DTC (or the DTC custodian of the Common Stock) or, if directed otherwise by the applicable Holder, to the account so directed.  In the event that a Holder shall not by written notice comply with any of the requirements set forth in this Section (F) of Article VII, the Corporation shall be entitled to register and deliver such Conversion Shares or, as applicable, cash to and in the name of the Holder in the manner shown in the books and records of the Corporation.

G.                 Status of Converted or Acquired Shares. Without limiting the right of Holders to receive any Dividend on a Dividend Payment Date pursuant to the proviso to Section (A) of this Article VII or the proviso to Section (C) of this Article VII, (i) shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be canceled upon the conversion or acquisition thereof, and (ii) all such shares of Series A Preferred Stock shall upon their cancelation constitute authorized but unissued shares of Preferred Stock, without designation or classification as to series, until such shares are once more designated or classified as part of a particular series by the Board of Directors pursuant to the provisions of the Charter.

Article VIII

Redemption

A.                Redemption at the Option of the Corporation. At any time after the Issue Date, the Corporation shall have the right (but not the obligation) (the “Corporation Redemption Right”) to redeem all (and not less than all) of the then-outstanding shares of Series A Preferred Stock, upon providing the Holders the applicable notice of redemption pursuant to Section (D) of this Article VIII, at a redemption price per share of Series A Preferred Stock (payable by the Corporation in cash) equal to the sum of (i) Stated Value of one share of Series A Preferred Stock as of the Corporation Redemption Date, plus (ii) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock as of the Corporation Redemption Date, plus (iii) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, the Corporation Redemption Date (the “Corporation Redemption Price”); provided, however, that, if the Corporation Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding the Corporation’s exercise of the Corporation Redemption Right; and (B) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in the immediately preceding sentence or added pursuant to clause (iii) of such sentence; provided, further, that the Corporation will in no event fix a Corporation Redemption Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless the Board of Directors shall have authorized and declared such Dividend and the Corporation shall have set aside the full amount of such Dividend due on such Dividend Payment Date.

B.                 Repurchase at the Option of the Holder. On [●]1 (the “Optional Redemption Date”) and thereafter on each twelve-month anniversary of the Optional Redemption Date, a Holder of Series A Preferred Stock may irrevocably elect to require the Corporation to repurchase any or all of such Holder’s Series A Preferred Stock in accordance with the next succeeding sentence by giving irrevocable, written notice to the Corporation at a repurchase price per share, payable in cash, equal to the sum of (i) Stated Value of one share of Series A Preferred Stock as of the date of repurchase, plus (ii) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock as of the date of repurchase, plus (iii) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, the date of repurchase. Such notice shall state the number of shares of Series A Preferred Stock to be repurchased and the date of repurchase, which must be a Business Day and shall be at least thirty (30) but no more than sixty (60) calendar days following the delivery of such notice. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Corporation receives such notice.

1 Note to Draft: Four and a half years from the closing.

C.                 Redemption Upon the Occurrence of a Change of Control.

1.	In the event of a transaction resulting in a Change of Control, each Holder shall have the right (by irrevocable written notice to the Corporation (each Holder providing such notice, an “Exercising Holder”)) to require the Corporation to redeem all or a portion of the then-issued-and-outstanding shares of Series A Preferred Stock held by such Holder (each share of Series A Preferred Stock an Exercising Holder elects to redeem, a “Holder Redeemed Share”). Upon such redemption, the Corporation will pay or deliver, as applicable, to each Exercising Holder in respect of each Holder Redeemed Share, an amount equal to the greater of (a) cash in an amount equal to the sum of (1) the Stated Value of one share of Series A Preferred Stock as of the Mandatory Redemption Date plus the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock as of the Mandatory Redemption Date plus the aggregate amount of accrued and unpaid Dividends from the Dividend Payment Date immediately preceding the Mandatory Redemption Date through, but excluding, the Mandatory Redemption Date, and (b) the amount of cash and/or other assets such Exercising Holder would have received had such Exercising Holder, as of the Close of Business on the Business Day immediately prior to the effective date of such transaction resulting in a Change of Control, converted such share of Series A Preferred Stock into Conversion Shares pursuant to Section (C) of Article VII and participated in such transaction resulting in such Change of Control as a holder of shares of Common Stock (such greater amount, the “Mandatory Redemption Price”). No later than the consummation of any transaction resulting in a Change of Control, the Corporation (or its successor) shall deliver or cause to be delivered to each Holder the Mandatory Redemption Price with respect to such Holder’s shares of Series A Preferred Stock; provided, that, in each case, the Corporation shall only be required to pay the Mandatory Redemption Price to the extent such payment can be made out of funds legally available therefor; provided, further, that the Corporation shall only pay the Mandatory Redemption Price in cash to the extent, and in an aggregate amount with respect to all shares of Series A Preferred Stock.

2.	On or prior to the tenth (10th) Business Day prior to the date on which the Corporation anticipates consummating a transaction which would result in a Change of Control (or, if later, promptly after the Corporation shall have discovered that a transaction resulting in a Change of Control has occurred), the Corporation shall send written notice (a “Change of Control Notice”) in the manner set forth in Article XI to the Holders of record of shares of Series A Preferred Stock, which such Change of Control Notice shall include (a) the date on which the transaction that would result in a Change of Control is anticipated to be effected (or, to the extent applicable, the date on which a Schedule TO or other similar schedule, form or report disclosing the occurrence of a Change of Control was filed), (b) a description of the material terms and conditions of such transaction, (c) a statement that each Holder of shares of Series A Preferred Stock shall be entitled to require the Corporation to redeem all or a portion of the then-issued-and-outstanding shares of Series A Preferred Stock held by such Holder on a date specified in such Change of Control Notice (the “Mandatory Redemption Date”), which such date must be a Business Day of the Corporation’s choosing that is no later than the date of the consummation of the transaction resulting in such Change of Control, (d) the Mandatory Redemption Price with respect to each share of Series A Preferred Stock, and (e) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed. Any Change of Control Notice mailed or delivered as provided in this Section (C)(2) of Article VIII shall be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock to be redeemed pursuant to this Section (C) of Article VIII shall not affect the validity of the proceedings for the redemption of any other share(s) of Series A Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. The Holder of shares of Series A Preferred Stock subject to any redemption pursuant to this Section (C) of Article VIII entitled to receive any securities or other assets payable upon such redemption pursuant to Section (C)(1)(b) of this Article VIII shall be treated for all purposes as the record holder of such securities or assets as of the Close of Business on the Mandatory Redemption Date; provided, however, that such Holder may identify one or more other Persons to receive such securities or assets in connection with any such redemption in a written notice sent to the Corporation no later than three Business Days prior to the Mandatory Redemption Date.

3.	If, in connection with a transaction resulting in a Change of Control, the Corporation or its successor shall not have sufficient funds legally available under the DGCL to redeem all Holder Redeemed Shares, then the Corporation shall (a) redeem, pro rata among the Exercising Holders, a number of shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock that can be redeemed with the maximum amount legally available for the redemption of such shares of Series A Preferred Stock under the DGCL, and (b) redeem all remaining shares of Holder Redeemed Shares not redeemed because of the foregoing limitations at the applicable Mandatory Redemption Price as soon as practicable after the Corporation (or its successor) is able to make such redemption out of assets legally available for the purchase of such Holder Redeemed Shares. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law.

D.                 Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section (A) of this Article VIII shall be given pursuant to Article XI.  Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for any such redemption.  Any notice mailed or delivered as provided in this Section (D) of Article VIII shall be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock designated for redemption pursuant to Section (A) of this Article VIII shall not affect the validity of the proceedings for the redemption of any other share(s) of Series A Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder.  Each notice of redemption given to a holder shall include: (i) the applicable redemption date in respect of the Corporation’s exercise of the Corporation Redemption Right (the “Corporation Redemption Date”); (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) with respect to each share of Series A Preferred Stock, the Corporation Redemption Price; and (iv) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed. For the avoidance of doubt, Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of the Series A Preferred Stock at any time prior to the Corporation Redemption Date, and any Common Stock resulting from such conversion shall not be redeemed.

E.                 Status of Redeemed Shares. Without limiting the right of any Holder to receive any Dividend on a Dividend Payment Date pursuant to the provisos set forth in Section (A) of this Article VIII, (i) shares of Series A Preferred Stock duly redeemed in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be canceled upon the acquisition thereof, and (ii) all such shares of Series A Preferred Stock shall upon their cancelation constitute authorized but unissued shares of Preferred Stock, without designation or classification as to series, until such shares are once more designated or classified as part of a particular series by the Board of Director pursuant to the provisions of the Charter.

Article IX

Conversion Adjustments

A.                Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment under the following circumstances at any time or from time to time while any share of Series A Preferred Stock is issued and outstanding:

1.	If a subdivision or consolidation of the shares of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock occurs, then the Conversion Price will be adjusted based on the following formula:

where:

CP0  =   the Conversion Price in effect immediately prior to the Open of Business on the effective date of such subdivision, consolidation or reclassification;

CP1  =    the new Conversion Price in effect immediately after the Open of Business on such effective date;

OS0  =    the number of shares of Common Stock issued and outstanding immediately prior to the Open of Business on such effective date, without giving effect to such subdivision, consolidation or reclassification; and

OS1 =    the number of shares of Common Stock that would be issued and outstanding immediately after, and solely as a result of, such subdivision, consolidation or reclassification.

Any adjustment made pursuant to this Section (A)(1) of Article IX shall be effective as of the time set forth in the definition of CP1 above. If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Corporation announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

2.	If the Corporation or one or more of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than any such payment (A) made (x) pursuant to an “open market” transaction in compliance with Rule 10b-18 under the Exchange Act, or (y) in connection with an “accelerated share repurchase” on customary terms, and (B) that does not constitute a “tender offer” under the Exchange Act), where the cash and value (determined in good faith by the Board of Directors as of the time such tender or exchange offer expires (such time, the “Expiration Time”)) of any other consideration included in the payment per share of Common Stock purchased exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) (such last date, the “Expiration Date”), then the Conversion Price will be decreased based on the following formula:

where:

CP0 =     the Conversion Price in effect immediately prior to the Expiration Time;

CP1 =     the new Conversion Price in effect immediately after the Expiration Time;

AC  =     the fair market value (as determined in good faith by the Board of Directors), as of the Expiration Time, of the aggregate value of all cash and any other consideration paid or payable for such shares of Common Stock in such tender or exchange offer;

OS1 =     the number of shares of Common Stock issued and outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS0 =     the number of shares of Common Stock issued and outstanding immediately before the Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP   =     the Closing Price per share of Common Stock on the Trading Day immediately after the Expiration Date;

provided, however, that, if the application of such adjustment with respect to such purchase would result in an increase to the Conversion Price, then no such adjustment will be made for such purchase. Any adjustment made pursuant to this Section (A)(2) of Article IX shall become effective as of the time set forth in the definition of CP1 above. In the event that the Corporation or any of its Subsidiaries becomes obligated to purchase shares of Common Stock in a transaction that resulted in an adjustment to the Conversion Price pursuant to this Section (A)(2) of Article IX but is prevented by applicable law from effecting such purchase, or such purchase is rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would then be in effect if such adjustment had not been made (and shall be re-adjusted again if such purchase shall later be permitted to occur).

3.	If the Corporation shall issue (x) shares of Common Stock or (y) any other security convertible into or exercisable or exchangeable for shares of Common Stock, whether immediately, during specified times, upon the satisfaction of any one or more conditions or otherwise (any such security referred to in this clause (y), an “Equity-Linked Security”), in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section (A)(3) of Article IX as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Qualified Issuance”)), other than an Excluded Issuance, then, effective as of the Close of Business on such date, the Conversion Price will be decreased to an amount equal to the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

where:

CP  =      the Conversion Price in effect immediately prior to such Qualified Issuance;

OS  =      the number of shares of Common Stock issued and outstanding immediately before such Qualified Issuance;

EP  =      the Effective Price per share of Common Stock with respect to such Qualified Issuance; and

X    =      the sum, without duplication, of (x) the total number of shares of Common Stock issued in such Qualified Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued in such Qualified Issuance;

provided, however, that, if the application of such adjustment with respect to such Qualified Issuance would result in an increase to the Conversion Price, then no such adjustment will be made for such Qualified Issuance. Any adjustment made pursuant to this Section (A)(3) of Article IX shall become effective immediately after the issuance of such Equity-Linked Securities.

Notwithstanding anything to the contrary in this Section (A)(3) of Article IX, before the date, if any, when the Requisite Stockholder Approval is obtained, (x) if such adjustment would otherwise, after giving effect to any PIK Dividends, require shareholder approval under the listing standards of the applicable Principal Stock Exchange; and (y) the Corporation will not engage in any Qualified Issuance that would result in the application of the immediately preceding clause (x) without the approval of the Majority Holders.

B.                 Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Corporation to the nearest $0.0001 (with $0.00005 rounded upward).

C.                 When No Adjustment Required. Notwithstanding anything to the contrary set forth in this Article IX, no adjustment to the Conversion Price shall be made:

1.	upon the issuance of Conversion Shares;

2.	upon the issuance of any share of Common Stock or option or right to purchase, or other securities convertible into or exchangeable or exercisable for, shares of Common Stock pursuant to any former, present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee or director agreement, arrangement or program, in each case where such issuance, plan, program, agreement or arrangement is or has been approved by the Board of Directors or a committee thereof (including, for the avoidance of doubt, the Corporation’s 2020 Equity Incentive Plan); or

3.	upon the issuance of any Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security issued (i) as of the Issue Date or (ii) after the Issue Date if the issuance of such option, warrant, right, or exercisable, exchangeable or convertible security has been subject to Section (A)(3) of Article IX (any such issuances referred to in the foregoing clauses 1-3, an “Excluded Issuance”).

D.                Successive Adjustments; Multiple Adjustments. For the avoidance of doubt, (i) after an adjustment to the Conversion Price under this Article IX, any subsequent event requiring an adjustment under this Article IX shall cause an adjustment to such Conversion Price as so adjusted, and (ii) if an event occurs that would trigger an adjustment to the Conversion Price pursuant to more than one subsection of Section (A) of this Article IX, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that, if more than one subsection of Section (A) of this Article IX is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

E.                 Other Adjustments. Subject to the applicable listing standards of the Principal Stock Exchange, the Corporation may, but shall not be required to, make such decreases to the Conversion Price, in addition to those required by this Article IX, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holder of shares of Common Stock resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

F.                  Notice of Adjustments. Subject to the terms and conditions of Section (B) of this Article IX, the Corporation shall, as soon as reasonably practicable following the occurrence of an event that requires an adjustment under Section (A) of this Article IX (or, if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section (E) of this Article IX:

1.	compute the adjusted applicable Conversion Price in accordance with this Article IX and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

2.	provide a written notice to the Holders of shares of Series A Preferred Stock then issued and outstanding of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

G.                Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder of shares of Series A Preferred Stock to determine whether any fact or event exists or has been approved or authorized that may require any adjustment of the applicable Conversion Price or with respect to the nature, extent or calculation of any such adjustment when made, or with respect to the method employed in making the same.  The Conversion Agent shall be fully authorized and protected in relying on any notice delivered pursuant to Section (F) of this Article IX and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such notice or certificate.  The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any share of Series A Preferred Stock or any share of Common Stock, or of any securities or property, that may at the time of any adjustment or conversion be issued or delivered with respect to any share of Series A Preferred Stock, and the Conversion Agent makes no representation with respect thereto.  The Conversion Agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any share of Common Stock pursuant to the conversion of shares of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Article IX.

H.                Fractional Shares. The Corporation shall not issue any fractional share of Common Stock upon conversion of any share of Series A Preferred Stock. In lieu of fractional shares otherwise issuable, Holders of shares of Series A Preferred Stock will be entitled to receive an amount in cash equal to the product of (i) such fraction of a share of Common Stock, multiplied by (ii) the 30-Day VWAP, measured as of (A) in the event of the Corporation’s exercise of its Mandatory Conversion Right pursuant to Section (A) of Article VII, the date that the Corporation provides the Holders with the Notice of Mandatory Conversion pursuant to Section (B) of Article VII, (B) in the event that a Holder has exercised its Optional Conversion Right pursuant to Section (C) of Article VII, the date that the Corporation receives such Holder’s Notice of Conversion pursuant to Section (D) of Article VII. In order to determine whether the number of shares of Common Stock to be delivered to a Holder of shares of Series A Preferred Stock upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted with the same Conversion Date.

I.                   Reorganization Events.

1.	If there occurs:

(a)	any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock is changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(b)	any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the shares of Common Stock are converted into cash, securities or other property; or

(c)	any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or amalgamation covered by Section (I)(1)(a) of this Article IX) or reclassification, recapitalization or reorganization of the shares of Common Stock into other securities,

(each of which is referred to as a “Reorganization Event,” with such cash, securities or other property being referred to as “Reference Property” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property and without any interest on such Reference Property or any right to any dividend or distribution on such Reference Property that has a record date that is prior to the effective time of such Reorganization Event) being referred to as a “Reference Property Unit”)) then, effective as of the effective time of such Reorganization Event, without the requirement of any action by or receipt of any consent from any Holder of shares of Series A Preferred Stock (but subject to the terms and conditions of Section (I)(2) of this Article IX), (I) the consideration due upon conversion of any share of Series A Preferred Stock, the adjustments to the Conversion Price, the determination of the amount and kind of Participating Dividends that Holders of Series A Preferred Stock will be entitled to receive, will each be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations were instead a reference to the same number of Reference Property Units; and (II) for purposes of the definition of “Change of Control,” the “Capital Stock” of the Corporation will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, the Closing Price or VWAP of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If such Reorganization Event provides for different treatment of shares of Common Stock held by Affiliates of the Corporation and non-Affiliates or by the Person with which the Corporation amalgamated or consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Reference Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of shares of Common Stock that are not Constituent Persons or Affiliates of the Corporation or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Corporation or a Constituent Person, then for the purpose of this Section (I) of Article IX, the composition of the Reference Property Unit will be determined based on the weighted average, as determined by the Corporation in good faith, of the types and amounts of consideration received by the holders of shares of Common Stock.

2.	Exchange Property Election. In the event that the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the Holders of shares of Series A Preferred Stock shall be entitled to receive shall be determined by the Majority Holders on or before the earlier of (a) the deadline for elections by holders of shares of Common Stock, and (b) two Business Days before the anticipated effective date of such Reorganization Event.

3.	Reorganization Event Notice. The Corporation (or any successor) shall, no less than ten (10) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of shares of Series A Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Reference Property Unit. Failure to deliver such notice shall not affect the operation of the remainder of this Section (I) of Article IX.

4.	Limitation on Reorganization Event Agreements. The Corporation shall not enter into any agreement with respect to a transaction that, upon consummation, would constitute a Reorganization Event unless (a) such agreement provides for or does not interfere with or prevent (as applicable) conversion or other settlement of all shares of Series A Preferred Stock then-issued-and-outstanding in accordance with the terms and conditions of Section (I)(1) of this Article IX, and (b) to the extent that the Corporation is not the surviving entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreement or series of agreements governing such Reorganization Event for (I) the conversion or other settlement of all shares of Series A Preferred Stock issued and outstanding as of the Reorganization Event in accordance with the terms and conditions of Section (I)(1) of this Article IX, and (II) in the case of a Reorganization Event described in Section (I)(1)(b) of this Article IX, an exchange of all shares of Series A Preferred Stock issued and outstanding as of the Reorganization Event for comparable shares of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Designations.

5.	Change of Control. Nothing in this Section (I) of Article IX will affect the Corporation’s obligation to redeem the Series A Preferred Stock pursuant to Section (C) of Article VIII.

J.                   Stockholder Rights Plans. If the Corporation distributes any right pursuant to any stockholder rights plan on or after the Issue Date, then such distribution will not require a Participating Dividend except to the extent provided in the immediately following sentence. If any share of Common Stock is issued upon conversion of any share of Series A Preferred Stock and, at the time of such conversion, the Corporation has in effect a stockholder rights plan, then the Holder of such shares of Series A Preferred Stock will be entitled to receive or have the benefit of, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Certificate of Designations upon such conversion, the rights set forth in such stockholder rights plan.

Article X

Reservation of Shares

The Corporation shall, at all times when any share of Series A Preferred Stock is issued and outstanding, reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all then issued and outstanding shares of Series A Preferred Stock.  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion or redemption of the shares of Series A Preferred Stock, the Corporation shall comply with all applicable laws and regulations that require action to be taken by the Corporation to authorize, permit or cause such delivery.  Each share of Common Stock, when issued upon conversion or redemption of any share of Series A Preferred Stock, will be duly authorized, validly issued, fully paid and non-assessable and will be listed on each stock exchange, if any, on which the shares of Common Stock are then listed.

Article XI

Notices

Except as otherwise expressly provided herein, any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, (ii) the date of actual receipt by the party to whom such notice is given, and (iii) five (5) days following the date of mailing if sent by registered or certified mail, return receipt requested to the address of the recipient set forth in this Article XI or, if not so set forth, as otherwise reflected in the Corporation’s records.  The addresses for such communications shall be:  (A) if to the Corporation, to: c/o Monocle Acquisition Corporation, 750 Lexington Avenue, Suite 1501, New York, NY 10022, or (B) if to a Holder of shares of Series A Preferred Stock, to the address appearing on the Corporation’s shareholder records or such other address as such holder may provide to the Corporation in accordance with this Article XI. The addresses for the initial Holders of the shares of Series A Preferred Stock on the Issue Date are set forth on Annex B hereto.  Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through DTC or any similar facility, any such notice may be given to a Holder of the Series A Preferred Stock in any manner permitted by such facility.

Article XII

Certain Definitions

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“30-Day VWAP” per share of Common Stock, measured as of any date of determination, shall mean the arithmetic average of the VWAP per share of Common Stock for each of the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding such date of determination.

“Accrued Dividend Amount” shall have the meaning ascribed to it in Section (C) of Article IV.

“Affiliate” shall have the meaning ascribed to it in Rule 144(a) under the Securities Act.

“Board of Directors” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York, generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall mean the Bylaws of the Corporation as in effect on any date of determination.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Corporation, including the Common Stock and the Corporation’s preferred stock, par value $0.01 per share.

“Cash and PIK Dividend” shall have the meaning ascribed to it in Section (D) of Article IV.

“Cash and PIK Dividend Aggregate Cash Amount” shall mean, with respect to any Cash and PIK Dividend authorized and declared by the Board of Directors (or any duly authorized committee thereof), the aggregate amount of cash authorized and declared to be paid to the Holders in respect of all issued and outstanding shares of Series A Preferred Stock as of the Record Date for such Cash and PIK Dividend.

“Cash and PIK Dividend Cash Settlement Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to the quotient of (A) the Cash and PIK Dividend Aggregate Cash Amount, divided by (B) the aggregate number of shares of Series A Preferred Stock issued and outstanding as of the Record Date for the applicable Cash and PIK Dividend.

“Certificate of Designations” shall mean this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.

“Change of Control” shall mean the occurrence after the Issue Date of any of the following:

A.                a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Corporation or its wholly owned Subsidiaries has become the direct or indirect “beneficial owner” (as defined below) of shares of the Corporation’s common equity representing more than fifty percent (50%) of the voting power of all of the Corporation’s then-outstanding common equity; or

B.                 the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person, or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Corporation pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Corporation’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (B).

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(1) or (B)(2) above (without giving effect to the proviso set forth in this definition) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Change of Control Notice” shall have the meaning ascribed to it in Section (C)(2) of Article VIII.

“Charter” shall have the meaning ascribed to it in the recitals.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Closing Price” of the shares of Common Stock for any Trading Day shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed.  If the shares of Common Stock are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Closing Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  If the shares of Common Stock are not so quoted on such Trading Day, then the Closing Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Corporation in good faith.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Combination Redemption Settlement” shall have the meaning ascribed to it in Section (A) of Article VIII.

“Common Stock” shall have the meaning ascribed to it in Section (A) of Article III.

“Constituent Person” shall have the meaning ascribed to it in Section (I) of Article IX.

“Conversion Agent” shall mean the Person acting as conversion agent for the Series A Preferred Stock, as provided in Article XVI.

“Conversion Price” shall mean $12.50 per share of Common Stock, as adjusted in accordance with the terms and conditions of Article IX.

“Conversion Shares” shall have the meaning ascribed to it in Section (F) of Article VII.

“Corporation” shall have the meaning ascribed to it in the recitals.

“Corporation Redemption Date” shall have the meaning ascribed to it in Section (D) of Article VIII.

“Corporation Redemption Price” shall have the meaning ascribed to it in Section (A) of Article VIII.

“Corporation Redemption Right” shall have the meaning ascribed to it in Section (A) of Article VIII.

“DGCL” shall mean the Delaware General Corporation Law.

“Dividends” shall have the meaning ascribed to it in Section (A) of Article IV.

“Dividend Payment Date” shall have the meaning ascribed to it in Section (B) of Article IV.

“Dividend Rate” shall have the meaning ascribed to it in Section (A) of Article IV.

“DTC” shall mean the Depository Trust Company.

“Equity-Linked Securities” shall have the meaning ascribed to it in Section (A)(3) of Article IX.

“Effective Price” shall mean, with respect to the issuance of any share of Common Stock or any Equity-Linked Security:

A.                in the case of the issuance of shares of Common Stock, the issuance price of such shares of Common Stock, expressed as an amount per share of Common Stock; and

B.                 in the case of the issuance of any Equity-Linked Security, an amount equal to a fraction whose:

1.	numerator is equal to the sum, without duplication, of (a) the aggregate value of the issuance price of all such Equity-Linked Securities; and (b) the aggregate value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

2.	denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w)        for purposes of clauses (A) and (B)(1) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Corporation or any of its Affiliates in connection with such issuance (excluding any other fees or expenses incurred by the Corporation or any of its Affiliates) will be included in the aggregate issuance price referred to in such clauses;

(x)         for purposes of clause (B) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (I) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (II) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section (A)(3) of Article IX and without affecting any prior adjustment theretofore made to the Conversion Price, an issuance of additional Equity-Linked Securities;

(y)         for purposes of clause (B) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z)         the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued, determined in good faith by the Corporation (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on shares of Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Property” shall have the meaning ascribed to it in Section (I) of Article IX.

“Exchange Property Unit” shall have the meaning ascribed to it in Section (I) of Article IX.

“Excluded Issuance” shall have the meaning ascribed to it in Section (C)(3) of Article IX.

“Exercising Holder” shall have the meaning ascribed to it in (C)(1) of Article VIII.

“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Holder” shall mean a Person in whose name any share of Series A Preferred Stock is registered, which such Person shall be treated by the Corporation, the Transfer Agent, Registrar, Paying Agent and Conversion Agent as the absolute owner of such shares of Series A Preferred Stock for the purpose of making any payment and settling any conversion and for all other purposes under this Certificate of Designations; provided that, to the fullest extent permitted by applicable law, (A) the Transfer Agent, Registrar, Paying Agent and Conversion Agent, as applicable, shall not, unless otherwise directed by the Corporation, recognize any such Person as a Holder, and (B) the Person in whose name such share of Series A Preferred Stock was registered immediately prior to such transfer shall remain the Holder of such share.

“Holder Redeemed Share” shall have the meaning ascribed to it in Section (C)(1) of Article VIII.

“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

“Issue Date” shall mean the date this Certificate of Designations is filed with, and accepted by, the Secretary of State of the State of Delaware.

“Junior Stock” shall have the meaning ascribed to it in Section (A) of Article III.

“Liquidation Event” shall have the meaning ascribed to it in Section (A) of Article V.

“Liquidation Preference” shall have the meaning ascribed to it in Section (A)(2) of Article V.

“Lockup Agreement” means that certain letter agreement, dated as of [•], 2020, by and among the Corporation, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Parts Coinvest LLC, Florida Growth Fund LLC, ENAREY, LP and Thoughtvalley, LLC.

“Majority Holders” means, as of any date of determination, the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

“Mandatory Conversion” shall have the meaning ascribed to it in Section (A) of Article VII.

“Mandatory Conversion Date” shall have the meaning ascribed to it in Section (A) of Article VII.

“Mandatory Conversion Right” shall have the meaning ascribed to it in Section (A) of Article VII.

“Mandatory Converting Amount” shall have the meaning ascribed to it in Section (A) of Article VII.

“Mandatory Redemption Date” shall have the meaning ascribed to it in Section (C)(2) of Article VIII.

“Mandatory Redemption Price” shall have the meaning ascribed to it in Section (C)(1) of Article VIII.

“Market Disruption Event” shall mean, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which shares of Common Stock are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) of shares of Common Stock or of any option, contract or future contract relating to shares of Common Stock.

“Notice of Conversion” shall have the meaning ascribed to it in Section (D)(1) of Article VII.

“Notice of Mandatory Conversion” shall have the meaning ascribed to it in Section (B)(1) of Article VII.

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Optional Conversion Date” shall have the meaning ascribed to it in Section (C) of Article VII.

“Optional Conversion Right” shall have the meaning ascribed to it in Section (C) of Article VII.

“Optional Converting Amount” shall have the meaning ascribed to it in Section (D) of Article VII.

“Optional Redemption Date” shall have the meaning ascribed to it in Section (B) of Article VIII.

“Parity Stock” shall have the meaning ascribed to it in Section (B) of Article III.

“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section (B) of Article IV.

“Participating Dividend” or “Participating Dividends” shall have the meanings ascribed to such terms in Section (A) of Article IV.

“Paying Agent” shall mean the Person acting as paying agent for the Series A Preferred Stock, as provided in Article XVI.

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“PIK Dividend” shall have the meaning ascribed to it in Section (C) of Article IV.

“Principal Stock Exchange” shall mean (A) the Nasdaq Stock Market, or (B) in the event that the shares of Common Stock are no longer listed or quoted on the Nasdaq Stock Market, the principal United States or foreign national securities exchange on which the shares of Common Stock are so listed or quoted, or if the shares of Common Stock are not so listed or quoted on a United States or foreign national securities exchange, the last quoted Trading Day bid price for shares of Common Stock in the over-the-counter market as reported by OTC Markets Group Inc.

“Qualified Issuance” shall have the meaning ascribed to it in Section (A)(3) of Article IX.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Common Stock or shares of Series A Preferred Stock, as applicable, have the right to receive any cash, securities or other property or in which the shares of Common Stock or shares of Series A Preferred Stock (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a committee thereof, or by statute, contract, this Certificate of Designations or otherwise). With respect to any Regular Dividend payable on any Regular Dividend Payment Date, the Record Date therefor will be the immediately preceding March 15, June 15, September 15 or December 15, as applicable.

“Registrar” shall mean the Person acting as registrar for the Series A Preferred Stock, as provided in Article XVI.

“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section (B) of Article IV.

“Regular Dividend Period” shall have the meaning ascribed to it in Section (B) of Article IV.

“Regular Dividend” or “Regular Dividends” shall have the meanings ascribed to such terms in Section (A) of Article IV.

“Reorganization Event” shall have the meaning ascribed to it in Section (I) of Article IX.

“Requisite Stockholder Approval” shall mean, as of any date of determination, the applicable stockholder approval required by the listing standards of the Principal Stock Exchange with respect to the issuance of Conversion Shares upon conversion or redemption of shares of Series A Preferred Stock in excess of the limitations imposed by such listing standards (as of the Issue Date, the stockholder approval required pursuant to Nasdaq Rule 5635(d)); provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Principal Stock Exchange, such stockholder approval is no longer required for the Corporation to issue any number of Conversion Shares to settle conversions or redemptions of the Series A Preferred Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Senior Stock” shall have the meaning ascribed to it in Section (C) of Article III.

“Series A Preferred Stock” shall have the meaning ascribed to it in Article I.

“Stated Value” shall have the meaning ascribed to it in Section (A) of Article IV.

“Subsidiary” shall mean, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (1) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (2) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading Day” shall mean any day on which (A) trading of shares of Common Stock generally occurs on the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which shares of Common Stock are then traded, and (B) there is no Market Disruption Event.  If shares of Common Stock are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” shall mean the Person acting as transfer agent for the Series A Preferred Stock, as provided in Article XVI.

“VWAP” shall mean, for any VWAP Trading Day, the per share volume-weighted average price of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CTLT <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Corporation in good faith.  The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Market Disruption Event” shall mean, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed, or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, the principal other market on which shares of Common Stock are then traded, to open for trading during its regular trading session on such date, or (B) the occurrence or existence, for more than one half-hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) of shares of Common Stock or, if traded on such exchange, of any option, contract or future contract relating to shares of Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” shall mean a day on which (A) there is no VWAP Market Disruption Event, and (B) trading of shares of Common Stock generally occurs on the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which shares of Common Stock are then traded.  If shares of Common Stock are not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Weighted Average Issuance Price” shall have the meaning ascribed to it in Section (A)(3) of Article IX.

Article XIII

HEADINGS

The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Article XIV

RECORD HOLDERS

To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Preferred Stock as the absolute owner of such share of Series A Preferred Stock for the purpose of making any payment and settling any conversion or redemption of such share of Series A Preferred Stock and for all other purposes under this Certificate of Designations, and the Corporation shall not be affected by any notice to the contrary; provided that, to the fullest extent permitted by applicable law, (i) the Transfer Agent, Registrar, Paying Agent and Conversion Agent, as applicable, shall not, unless otherwise directed by the Corporation, recognize any such Person as a record holder of such share of Series A Preferred Stock, and (ii) the Person in whose name such share of Series A Preferred Stock was registered immediately prior to such transfer shall remain the record holder of such share of Series A Preferred Stock.

Article XV

Calculations

Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Prices or the VWAPs, or any function thereof, over a span of multiple days (including to calculate an adjustment to the Conversion Price), the Corporation will make appropriate adjustments to account for any adjustment to the Conversion Price that becomes effective, or any transaction or other event requiring an adjustment to the Conversion Price or requiring a Participating Dividend, where the Ex-Dividend Date or effective date, as applicable, of such transaction or event occurs, at any time during the period when such Closing Prices, VWAPs or function thereof are to be calculated. The Corporation will make all calculations under this Certificate of Designations in good faith, which calculations will, absent manifest error, control for purposes this Certificate of Designations.

Article XVI

Transfer Agent, Conversion Agent, and Registrar

The duly appointed Transfer Agent, Paying Agent, Conversion Agent, and Registrar for the shares of Series A Preferred Stock shall initially be Computershare Trust Company, N.A..  The Corporation may, in its sole discretion, remove the Transfer Agent, Paying Agent, Conversion Agent or Registrar in accordance with the terms and conditions of any agreement between the Corporation and such Person(s); provided that the Corporation shall appoint a successor Transfer Agent, Paying Agent, Conversion Agent or Registrar, as applicable, who shall accept such appointment prior to the effectiveness of any such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the shares of Series A Preferred Stock.

Article XVII

SEVERABILITY

If any term of this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless expressed stated herein.

Article XVIII

other rights

The shares of Series A Preferred Stock shall not have any right, preference, privilege or voting power or relative, participating, optional or other special right, or qualification, limitation or restriction thereof, other than as set forth herein or in the Charter, Bylaws or as provided by applicable law.

Article XIX

Transfer Rights

Subject to the terms of the Lockup Agreements and applicable securities laws, the shares of Series A Preferred Stock and any share of Common Stock issued upon the conversion or redemption of any share of Series A Preferred Stock may be freely sold or otherwise transferred by the holder of such shares.

Article XX

Withholding

All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and any share of Common Stock issued upon the conversion or redemption of any share of Series A Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders to the extent timely paid by the Corporation or the Paying Agent to the appropriate taxing authority.

Article XXI

section headings; construction

The headings of Sections in this Certificate of Designations are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, all references to “Section”, “Sections”, “clause” or “clauses” refer to the corresponding Section, Sections, clause or clauses of this Certificate of Designations. All words used in this Certificate of Designations will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall have the meaning “including, without limitation,” whether or not so specified. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Certificate of Designations to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if”. The words “herein”, “hereof” or “hereunder” and similar terms refer to this Certificate of Designations as a whole and not to any specific provision; the word “or” is not exclusive. All references herein to “$” or “dollars” refer to United States dollars and cents. Terms that are defined in this Certificate of Designations in the singular have a comparable meaning when used in the plural, and vice versa. Any contract, instrument, law or regulation defined or referred to herein means such contract, instrument, law or regulation as from time to time amended, modified or supplemented or otherwise in effect, whether or not so specified, together with any rules or regulations promulgated under any such laws.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Monocle Holdings Inc. has caused this Certificate of Designations to be duly executed by its authorized officer this [●], 2020.

Monocle Holdings Inc.

By:
Name:
Title:

[Signature page to the Certificate of Designation of NewCo Series A Convertible Preferred Stock]

ANNEX A

CONVERSION NOTICE

MONOCLE HOLDINGS INC.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of Monocle Holdings Inc. (the “Corporation”), by executing and delivering this Conversion Notice, the undersigned Holder of ______________________ shares of Series A Preferred Stock directs the Corporation to convert:

______________________ shares of Series A Preferred Stock registered in the name of the undersigned.

The undersigned hereby directs the Corporation to cause the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) issued by the Corporation in response to this Conversion Notice to be registered in the following name:

_________________________________________,

and to mail evidence of book-entry of such issuance of shares of Common Stock and the cash, if any, payable in lieu of any fractional share of Common Stock otherwise issuable to the following address:

_________________________________________

_________________________________________

_________________________________________

_________________________________________

_________________________________________

Date:
(Legal Name of Holder)

By:
Name:
Title:

To:

[●]

With a Copy to:

Monocle Holdings Inc. c/o Monocle Acquisition Corporation 750 Lexington Avenue, Suite 1501 New York, NY 10022

[Signature Page to Conversion Notice]

ANNEX A

Initial Holders

Name	Address for Notices
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]